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                                 CODE OF ETHICS



                      PARAMETRIC PORTFOLIO ASSOCIATES LLC









                 EFFECTIVE MARCH 2006 (AS REVISED JULY 1, 2017)

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                               TABLE OF CONTENTS

I.   Overview

II.  Standards of Business Conduct

III. Policy on Personal Securities Transactions

     A.   Definitions

     B.   Applicability of the Policy

          1.   Who is Covered

          2.   What Accounts are Covered

     C.   Rules Applicable to All Access Persons

          1.   Use of a Designated Broker

          2.   Prohibited Practices

          3.   Pre-Clearance Requirements

          4.   Exempt Transactions

          5.   Restricted Transactions

          6.   Reporting Requirements

          7.   Managed Accounts

     D.   Administration

          1.   Maintenance of List of Access Persons

          2.   Review of Securities Reports

          3.   Certifications by Access Persons

          4. Reports to Management and Trustees of Registered Investment Company Clients

          5.   Recordkeeping Requirements

          6.   Confidentiality

     E.   Violations and Sanctions


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                                  I. OVERVIEW

Parametric Portfolio Associates LLC ("Parametric") is an investment adviser registered with the U.S. Securities and Exchange Commission under the Investment Advisers Act of 1940. Parametric has adopted this written Code of Ethics (this "Code") in accordance with Rule 204A-1 under the Investment Advisers Act and Rule 17j-1 under the Investment Company Act.

All Parametric directors, officers, employees and interns are considered to be Access Persons of Parametric and are subject to this Code. In addition, any supervised person, such as a consultant, contractor or temporary employee who has access to nonpublic information regarding the purchase or sale of securities in Parametric client portfolios or is involved in making securities recommendations, is considered an Access Person and is subject to this Code.

                       II. STANDARDS OF BUSINESS CONDUCT

Parametric is committed to setting the highest ethical standards with regard to the business conduct of its employees and Access Persons(1). Parametric has adopted the following standards to promote an environment committed to ethical and professional excellence. By adhering to these standards and this Code, you will enable Parametric to develop and maintain the valued trust and confidence of its Clients and prospective clients.

As an Access Person of Parametric subject to this Code, you are expected to comply with the following standards of business conduct:

     o You must comply with all applicable laws and regulations, including federal securities laws;
     o    You must comply with the fiduciary obligations outlined below; and
     o    You must comply with this Code.

You have a duty to promptly report any violation or apparent violation of this Code to the CCO or a member of Parametric's Compliance department ("Compliance"). This duty exists whether the violation or apparent violation is yours or that of another person subject to this Code. Retaliation against individuals who report violations or apparent violations of this Code in good faith is not permitted. Violators of this Code are subject to sanctions.

FIDUCIARY OBLIGATIONS

You have a duty to act in utmost good faith with respect to each Client, and to provide full and fair disclosure of all material facts, particularly where the interests of Parametric may be in conflict with those of a Client. Parametric has a duty to deal fairly and act in the best interests of its Clients at all times. The following fiduciary principles govern your activities and the interpretation/administration of these rules:

     o    The interests of Clients must be placed first at all times.


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(1)  Capitalized terms in this section are defined in section III.A -
     Definitions.



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     o    All of your personal Securities Transactions must be conducted consistent with the rules contained in this Code and in such manner as to avoid any actual or potential conflict of interest or any abuse of your position of trust and responsibility.
     o You should never use your position with Parametric, or information acquired through your employment, in your personal trading in a manner that may create a conflict--or the appearance of a conflict--between your personal interests and the interests of Parametric or its Clients. If such a conflict or potential conflict arises, you must report it immediately to the CCO.

In connection with providing investment advisory services to Clients, this includes avoiding any activity which directly or indirectly:

     o    defrauds a Client in any manner;
     o    misleads a Client, including any statement that omits material facts;
     o    operates or would operate as a fraud or deceit on a Client;
     o    functions as a manipulative practice with respect to a Client; and
     o    functions as a manipulative practice with respect to securities.

These rules do not identify all possible conflicts of interest, and literal compliance with each of the specific provisions of this Code will not shield you from liability for personal trading or other conduct that is designed to circumvent its restrictions or violates a fiduciary duty to Clients.


                III. POLICY ON PERSONAL SECURITIES TRANSACTIONS

A. DEFINITIONS

ACCESS PERSON includes (i) all directors, officers, employees and interns of Parametric; and (ii) any supervised person, such as a consultant, contractor and temporary employee, who has access to nonpublic information regarding the purchase or sale of securities in Client portfolios or is involved in making securities recommendations, as determined at the discretion of the CCO.

AFFILIATED FUND includes each investment company registered under the Investment Company Act of 1940 for which Parametric acts as the investment adviser or sub-adviser. Parametric's list of Affiliated Funds is maintained in ComplySci. Please consult ComplySci for the most current list of Affiliated Funds.

AUTOMATIC INVESTMENT PLAN means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

BENEFICIAL INTEREST with respect to Securities or a Securities Account generally means an interest where you or a member of your Immediate Family, directly or indirectly, (i) have investment discretion or the ability (including joint ability or discretion) to purchase or sell Securities or direct the disposition of Securities; (ii) have voting power over Securities, or the right to direct the voting of Securities; or (iii) have a direct or indirect financial interest in Securities (or other

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benefit substantially equivalent to ownership of Securities). For purposes of this Code, "beneficial ownership" shall be interpreted in the same manner as it would be under Section 16 of the Securities and Exchange Act, as amended, and the rules and regulations thereunder.

CCO means the Chief Compliance Officer of Parametric or another person designated to perform the functions of the Chief Compliance Officer under various provisions of this Code.

CLIENT is any person or entity for which Parametric provides investment advisory services.

CLOSED-END FUND means any fund with a fixed number of shares and which does not issue and redeem shares on a continuous basis. While Closed-End Funds are often listed and trade on stock exchanges, they are not "Exchange Traded Funds" as defined below.

COMPLYSCI shall mean the Compliance Science system (also referred to as the Personal Trading Control Center ("PTCC")) utilized by Compliance for administering the Code of Ethics and monitoring personal trading by Access Persons.

CONTROL means with respect to (i) an entity, the power to exercise a controlling influence over the management or policies of the entity, unless such power is solely the result of an official position of such entity, (ii) an account, having investment discretion over the account, and (iii) an issuer (including an Affiliated Fund), a Beneficial Interest in more than 25% of the voting securities of the issuer.

DESIGNATED BROKER means any one of the following broker-dealer firms:
Ameriprise Financial; Charles Schwab; Chase Investment Services Corp; Citigroup; E*Trade; Edward Jones; Fidelity; Interactive Brokers; Merrill Lynch; Morgan Stanley; optionsXpress; Pershing Advisor Solutions; Raymond James; RBC Wealth Management; Robert W. Baird & Co.; Scottrade; Stifel Financial; TD Ameritrade; UBS; USAA; Vanguard; and Wells Fargo. Additional broker-dealers may be added or removed from this list over time. The most current list of Designated Brokers may be found in ComplySci.

EXCHANGE TRADED FUND is a registered open-end investment company or unit investment trust that can be traded on an exchange throughout the day like a stock. Examples of Exchange Traded Funds include SPDR S&P 500 ETF (ticker:
SPY), iShares MSCI Emerging Markets ETF (ticker: EEM), and PowerShares QQQ (ticker: QQQ).

EXCHANGE TRADED NOTE is a debt security traded on a national securities exchange that is not an investment company registered under the Investment Company Act of 1940. Examples of Exchange Traded Notes include SPDR Gold Shares (ticker: GLD) or iShares Silver Trust (ticker: SLV), grantor trusts, or exchange-traded limited partnerships.

IMMEDIATE FAMILY of any person includes his or her spouse, domestic partner, children and relatives living in his or her primary residence.

INITIAL PUBLIC OFFERING means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting

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requirements of Sections 13 or 15(d) of the Securities and Exchange Act of 1934.
As used in this Code, the term "Initial Public Offering" shall also mean a one-time offering of stock to the public by the issuer of such stock which is not an initial public offering.

MANAGED ACCOUNT is an investment account in which you and your Immediate Family have no "direct or indirect influence or control." No direct or indirect influence or control exists over an account where, for example, (a) you or your Immediate Family member is a grantor or beneficiary of a trust managed by a third-party trustee and he or she has limited involvement in trust affairs, or
(b) the third-party manager (or other financial intermediary) acting as a third-party manager has discretionary investment authority over the account. However, direct or indirect influence or control will be deemed to exist where you or your Immediate Family member has discussions with the trustee or third-party manager that go beyond a summary, description or explanation of account positioning and/or activity. For example, any of the following actions by you or your Immediate Family member would qualify as "direct or indirect influence or control" over the account: (i) suggesting purchases or sales of investments to the trustee or third-party manager; (ii) directing the purchase or sale of Securities; or (iii) consulting with the trustee or third-party manager as to the purchase or sale of investments to be made in the account (including situations where the trustee or third-party manager requests input and/or permission from you or your Immediate Family member before entering into a transaction). Managed Accounts must be approved as such by the CCO (see section III.C.7 - Managed Accounts).

MID/LARGE CAP ISSUER is an issuer of Securities with an equity market capitalization of $3 billion or more.

MUTUAL FUND means open-end investment company registered under the Investment Company Act of 1940 (and does not include closed-end investment companies). For the avoidance of doubt, Exchange Traded Funds and Closed-End Funds are not considered to be Mutual Funds under this Code.

PRIVATE PLACEMENT means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(5) or pursuant to Rule 504, Rule 505 or Rule 506 under the Securities Act of 1933. A Private Placement thus includes any offer to you to purchase any securities, whether stock, debt securities, or partnership interests from any entity, unless those securities are registered under the Securities Act of 1933 or the Investment Company Act of 1940 (that is, are publicly offered/publicly traded securities).

SECURITIES shall include anything that is considered a "security" as defined in
Section 2(a)(36) of the Investment Company Act of 1940, including most kinds of investment instruments, including:

     o    Stocks & bonds
     o    Shares of Exchange Traded Funds
     o    Shares of Closed-End Funds
     o    Shares of Affiliated Funds
     o    Exchange Traded Notes

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     o    Options on securities, on indexes and on currencies
     o    Investments in all kinds of limited partnerships
     o    Investments in unit investment trusts
     o    Investments in real estate investment trusts (REITs)
     o Investments in private investment funds, hedge funds, private equity funds and venture capital funds
     o    Units and shares of non-U.S. unit trusts and non-U. S. funds

For purposes of this Code, the term "Securities" does NOT include:

     o    Direct obligations of the U.S. government
     o Money-market instruments, including bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt obligations, including repurchase agreements
     o    Shares of money-market fund
     o    Shares of Mutual Funds, OTHER THAN shares of Affiliated Funds
     o    Currencies and currency forwards
     o    Commodities

SECURITIES ACCOUNT means, with respect to any Access Person, an account with a broker, dealer or bank in which Securities are held and traded and the Access Person or a member of his or her Immediate Family has a Beneficial Interest and/or Control.

SECURITIES TRANSACTION means a transaction (whether a purchase, sale or other type of acquisition or disposition, including a gift) in a Security in which the Access Person or a member of his or her Immediate Family has or acquires a Beneficial Interest and/or Control.

SMALL CAP ISSUER is an issuer of Securities with an equity market capitalization of less than $3 billion.

B. APPLICABILITY OF THE POLICY

     1.   WHO IS COVERED

This Policy applies to all Access Persons of Parametric and covers not only your personal Securities Transactions, but also those of your Immediate Family.

     2.   WHAT ACCOUNTS ARE COVERED

Unless the CCO determines otherwise based on your specific facts and circumstances, this Policy applies to Securities Transactions and holdings in:
(i) all accounts in which you or members of your Immediate Family have a direct or indirect Beneficial Interest; and (ii) all accounts that are directly or indirectly under your Control or the Control of a member of your Immediate Family.

Accounts that are generally covered by this Policy are referred to hereafter as Securities Accounts and include accounts that are:

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     o    in your name;
     o    in the name of a member of your Immediate Family;
     o of a partnership in which you or a member of your Immediate Family have a Beneficial Interest, or are a partner with direct or indirect investment discretion;
     o a trust of which you or a member of your Immediate Family are a beneficiary and/or a trustee with direct or indirect investment discretion (on a sole or joint basis);
     o of a closely held corporation, limited liability company or similar legal entity in which you or a member of your Immediate Family are a Controlling shareholder and have direct or indirect investment discretion over Securities held by such entity; and
     o an account or trust holding Securities where you or a member of your Immediate Family have sole or shared investment discretion, or are otherwise deemed to have Control over the account.

Accounts that are NOT covered by this Policy include:

     o    Accounts that may only hold Mutual Funds, OTHER THAN Affiliated
          Funds;
     o Qualified tuition program accounts established pursuant to Section 529 of the Internal Revenue Code of 1986 ("529 Plans"); and
     o    Eaton Vance Employee Retirement Plan accounts.

C. RULES APPLICABLE TO ALL ACCESS PERSONS(2)

THE FOLLOWING RULES WILL BE ENFORCED FOR ALL ACCESS PERSONS UNLESS OTHERWISE INDIVIDUALLY EXEMPTED OR PRE-APPROVED IN WRITING BY THE CCO.

     1.   USE OF A DESIGNATED BROKER

          All Securities Accounts must be maintained with a Designated Broker, unless:

          o the account holds only shares of Eaton Vance Corp. ("EVC") Securities that are publicly traded and are held with Computershare;
          o the account is a Managed Account and has been approved as such by the CCO;
          o the account is subject to a code of ethics or similar policy applicable to a member of your Immediate Family requiring an account be held at an entity other than a Designated Broker, in which case you must provide Securities Transactions and holdings information for such account to Compliance no less than quarterly and within 10 calendar days after the end of each calendar quarter; or
          o you are located in Parametric's Australia office, in which case you must provide Securities Transactions and holdings information for each Securities Account to Compliance no less than quarterly and within 10 calendar days after the end of each calendar quarter.


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(2)  REMINDER: When this Policy refers to "you" or your transactions, it includes your Immediate Family and Securities Accounts in which you and/or they have a direct or indirect Beneficial Interest.

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          You must initiate movement of all pre-established Securities Accounts to a Designated Broker within 30 calendar days after your employment date or the date you become an Access Person.(3)

     2.   PROHIBITED PRACTICES

          a)   INSIDER TRADING

               You are prohibited from purchasing or selling ANY security, either personally or for a Client, while in possession of material, non-public information concerning the security or its issuer. Please refer to Parametric's Insider Trading Policy.

          b)   FRONT RUNNING

               Front Running is the practice of effecting the purchase or sale of a Security for personal benefit based on the knowledge of one or more impending Client transaction(s) in the same or equivalent Security. (Example: A Portfolio Manager mentions that Parametric is selling all of its holdings of Company X and you know that the large trade will negatively affect the stock, so you put in a personal order to sell your shares of Company X before the Parametric order is sent to the market.)

          c)   MARKET MANIPULATION

               Transactions intended to raise, lower or maintain the price of any security or to create a false appearance of active trading are prohibited.

          d)   DERIVATIVES AND OPTIONS TRADING

               Derivatives transactions, including options, futures and swaps are prohibited.

          e)   SHORT-TERM TRADING

               You may not sell a Security until at least 60 calendar days after the most recent purchase trade date of the same or equivalent Security. You may not repurchase a Security until at least 60 calendar days after the most recent sale trade date of the same or equivalent Security. You may not trade partial positions or use FIFO principles to enter into or trade out of positions of the same Security. (NOTE: Exempt Transactions below are not subject to this prohibition.)

          f)   INVESTMENT CLUBS


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(3)  Additional brokers, dealers or banks may be considered. You may maintain an existing account you established with a broker, dealer or bank that is not a Designated Broker if you were an Access Person of Parametric prior to January 1, 2013 and the account was established with such broker, dealer or bank prior to January 1, 2013.

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               You may not be a member of an investment club that trades in and owns Securities in which members have an interest.

          g)   PUBLIC COMPANY OWNERSHIP LIMIT

               You may not own more than 0.5% of the outstanding shares of any one public company without written approval from the CCO.

3.   PRE-CLEARANCE REQUIREMENTS

     You are prohibited from engaging in the following transactions without written pre-approval as indicated.

          a)   EATON VANCE CORP. SECURITIES

               You must pre-clear all transactions in publicly-traded Securities issued by Eaton Vance Corp. ("EVC") with the Treasury department of EVC, except that you do not have to pre-clear (i) purchases pursuant to the EVC Employee Stock Purchase Plan or to the exercise of any EVC stock option agreement, (ii) bona fide gifts of such EVC Securities that you may receive, or (iii) automatic, non-voluntary transactions involving such EVC Securities, such as stock dividends, stock splits, or automatic dividend reinvestments, or certain non-voluntary transactions initiated by a broker, dealer or bank with respect to such EVC Securities deposited in a margin account. Once obtained, pre-clearance is valid only for the day on which it is granted. (NOTE: The purchase or sale of publicly traded options on EVC Securities is prohibited.)

               There are times when transactions in EVC Securities are routinely prohibited, such as prior to releases of EVC earnings information. You will normally be notified of these blackout periods, during which time trading in EVC Securities is prohibited.

               To request preapproval before buying or selling EVC Securities, you must complete the EVC Personal Securities Transaction Pre-Approval Request Form, which can be found in ComplySci, and send it to the Eaton Vance Treasury department for approval (evstockapproval@eatonvance.com).

               Failure to preclear transactions in EVC Securities may result in the imposition of a $300 fine to be donated to an acceptable charitable organization, as well as additional sanctions as outlined below in the section III.E - Violations and Sanctions.

          b)   INITIAL PUBLIC OFFERINGS

               You may not purchase or otherwise acquire any Security in an Initial Public Offering, except with prior written approval from the CCO. Requests to purchase Securities in an Initial Public Offering will generally be denied by the CCO. Approval may be granted only in rare cases that involve extraordinary circumstances. Accordingly, Parametric discourages such applications. You may be given approval to purchase a


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               Security in an Initial Public Offering, for example, pursuant to the exercise of rights you have as an existing bank depositor or insurance policyholder to acquire the Security in connection with the bank's conversion from mutual or cooperative form to stock form, or the insurance company's conversion from mutual to stock form. Pre- clearance of Initial Public Offerings may be requested via ComplySci.

          c)   PRIVATE PLACEMENTS

               You may not purchase or otherwise acquire any Security in a Private Placement, except with prior written approval from the CCO. (Note that a Private Placement includes virtually any Security that is not a publicly traded/listed Security.) Such approval will only be granted where you establish that there is no conflict or appearance of conflict with any Client or other possible impropriety (such as where the Security in the Private Placement is appropriate for purchase by a Client, or when your participation in the Private Placement is suggested by a person who has a business relationship with Parametric or its affiliates or expects to establish such a relationship). Examples where approval may be granted, subject to the particular facts and circumstances, are a personal investment in a private fund or limited partnership in which you would have no involvement in making recommendations or decisions, or your investment in a closely held corporation or partnership started by a family member or friend. Pre-approval of Securities in a Private Placement may be requested via ComplySci.

4.   EXEMPT TRANSACTIONS

     The following transactions are exempt from sections III.C.5 - Restricted Transactions and III. C.6 - Reporting Requirements and the Short-Term Trading prohibition of this Code, unless noted otherwise:

          o The purchase of Securities effected pursuant to an Automatic Investment Plan (the sale of Securities acquired under an automated investment plan is exempt from the Short-Term Trading prohibition but is subject to all other rules herein);

          o Transactions effected by exercise of rights issued to the holders of a class of Securities pro rata, to the extent they are issued with respect to Securities of which you have Beneficial Interest;

          o Acquisitions or dispositions of Securities as the result of a stock dividend, stock split, reverse stock split, merger, consolidation, spin-off or other similar corporate distribution or reorganization applicable to all holders of a class of Securities of which you have Beneficial Interest;

          o Purchases or sales of Securities issued in qualified tuition programs established pursuant to Section 529 of the Internal Revenue Code;

          o Transactions effected in an approved Managed Account (note that there are reporting requirements and other restrictions related to Managed Accounts, as outlined below in section III. C. 7 - Managed Accounts); and

          o The acquisition of Securities, such as stock grants and employee stock options, received as compensation from an employer or the purchase of stock through an

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               employer's stock purchase plan ("ESPP"). (NOTE: The sale of
               Securities received from an employer or purchased via an ESPP is exempt from the Short- Term Trading prohibition but is subject to all other provisions of this Code. ) This provision does not apply to EVC Securities, which you are required to pre-clear.

5.   RESTRICTED TRANSACTIONS

     The following Securities Transactions are restricted as indicated, but do not require pre- clearance. These restrictions do not apply to Exempt Transactions of this Code, unless specified otherwise.

     a)   DAILY TRANSACTION VALUE LIMITS

          o For fixed income securities, you may purchase or sell up to $100,000 per day per issuer.

          o For Exchange Traded Notes, you may purchase or sell up to $100,000 per day per issuer.

          o For Exchange Traded Funds and Closed-End Funds, you may purchase or sell up to $100,000 per day per issuer.

          o For equities and REITs, you may purchase or sell up to $50,000 per day per Mid/Large Cap Issuer and up to $10,000 per day per Small Cap Issuer (as defined at time of transaction).

     b)   SHORT SALES

          You may not sell short any Security, except that you may sell short a Security if you own at least the same amount of the Security you sell short (i. e. , selling short "against the box").

     c)   SAME-DAY MODEL TRANSACTIONS

          You may not transact in a Security when you have actual knowledge that a same-day proprietary model and/or third-party investment manager model trade will occur in the same or equivalent Security and in the same direction (i. e. , purchase or sale).

          At the discretion of the CCO, you may from time to time be temporarily restricted from transacting in certain Securities, if you have knowledge of significant model rebalances and/or access to such information. You would be notified of such temporary restriction in writing by the CCO.

     d)   TRADE ORDERS

          All Securities trade orders must be same-day market orders. Securities trade orders that are open for longer than one trading day (i. e. , good-till-cancelled (GTC) and other carry-over orders) are prohibited.

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6.   REPORTING REQUIREMENTS

     a)   INITIAL HOLDINGS REPORT

          Within 10 calendar days of your employment date and/or initial designation as an Access Person, you must submit to Compliance a report of your Securities holdings, including the title, type, exchange ticker or CUSIP number (if applicable), number of shares and principal amount of each Security held as of a date not more than 45 calendar days before you became an Access Person. Your report must also include the name of any broker, dealer or bank with whom you maintain an account for trading or holding any type of Securities, whether stocks, bonds, funds, or other types and the date on which you submit the report to Compliance. Note that account statements may be provided, as long as all of the above information is contained within and the as-of date is not more than 45 calendar days before you became an Access Person.

     b)   ANNUAL HOLDINGS REPORT

          Within 30 calendar days after each calendar year end, you must submit to Compliance a report of your Securities holdings, including the same Security information required for the Initial Holdings Report. The Annual Holdings Report is administered and submitted in ComplySci.

     c)   QUARTERLY TRANSACTIONS REPORT

          Within 30 calendar days after each calendar quarter end, you must submit to Compliance a report of your Securities Transactions during the prior calendar quarter, including the date of the transaction, the title, type, exchange ticker or CUSIP number (if applicable), the interest rate and maturity date (if applicable), and the number of shares and principal amount of each Security in the transaction, the nature of the transaction (whether a purchase, sale or other type of acquisition or disposition, including a gift), the price of the Security at which the transaction was effected, and the name of the broker, dealer or bank with whom the transaction was effected. The Quarterly Transactions Report is administered and submitted in ComplySci.

     d)   NEW ACCOUNTS

          You must report new Securities Accounts to Compliance within 10 calendar days of establishing the account. You may do so by entering the account in ComplySci or notifying Compliance in writing. You may not purchase or sell Securities in the new account until the electronic data feed for the account has been established in ComplySci.

          New Securities Accounts (not including Managed Accounts) of Access Persons registered with FINRA through Eaton Vance Distributors, Inc. ("EVD") are automatically approved for purposes of FINRA Rule 3210, if they are established with a Designated Broker. Any exception, whereby an Access Person registered with


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          FINRA maintains a Securities Account with a broker, dealer or bank other than a Designated Broker, requires written consent of the EVD Chief Compliance Officer or designee.

7.   MANAGED ACCOUNTS(4)

     Managed Accounts must be approved as such in writing by the CCO. The CCO's approval of a Managed Account is contingent upon the provision of a signed letter from the broker, financial advisor, trustee or other control person other than you or your Immediate Family member (the "Discretionary Manager ") on the Discretionary Manager's letterhead containing the following representations(5):

          o Neither you nor your Immediate Family member have any direct or indirect influence or control over the account, and in particular you do not:
               o Suggest the purchase or sale of Securities to the Discretionary Manager;
               o    Direct the purchase or sale of Securities; or
               o Consult with the Discretionary Manager as to the particular allocation of specific Securities investments to be made in the account (including situations where the Discretionary Manager requests input and/or permission from you or your
                    Immediate Family member prior to proceeding).
          o    The relationship between the Discretionary Manager and you and your Immediate Family member is limited to a professional, client-adviser relationship (i. e. , the Discretionary Manager is not a family member or personal friend, and no Immediate Family member of yours is employed by the Discretionary Manager).
          o All transactions in EVC Securities will be pre-cleared pursuant to this Code.

You must also acknowledge the above representations in writing to the CCO and agree to immediately notify the CCO if any of the above representations are no longer accurate.

Securities Transactions in approved Managed Accounts are exempt from the Short-Term Trading prohibition and section III. C. 5 - Restricted Transactions. However, you must ensure the Discretionary Manager provides account holdings and transactions information to Compliance either electronically via ComplySci, if possible, or via annual account statements within 30 calendar days after the end of the calendar year. Securities Transactions in Managed Accounts will be subject to review from time to time by the CCO to determine if any purchase or sale of a Security would have been prohibited pursuant to this Code, absent relying on the exemption provided herein.


----------
(4)  See section III.A - Definitions above.
(5) If the letter from the Discretionary Manager does not include all of the above representations above, the CCO may determine via other means at his or her discretion, including via a signed certification and acknowledgement from the employee, that the account qualifies as a Managed Account.

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

Annually, within 30 calendar days of each calendar year end, you must re-certify in writing to the CCO the above representations regarding each Managed Account. Failure to do so will result in the account no longer qualifying as a Managed Account under this Code.

NOTE: There is no exemption from pre-clearance for Initial Public Offerings or Private Placements, even when such transactions are effected through a Managed Account. You should ensure the Discretionary Manager of your Managed Account(s) is aware of this restriction.

     D.   ADMINISTRATION

          1.   MAINTENANCE OF LIST OF ACCESS PERSONS

               Compliance shall maintain a current and complete list of all Access Persons of Parametric. In addition, Compliance shall ensure each Access Person is aware of their status as an Access Person and each Access Person receives a copy of this Code.

          2.   REVIEW OF SECURITIES REPORTS

               Compliance shall ensure that all Initial and Annual Holdings Reports and Quarterly Transactions Reports are reviewed in accordance with this Code.

          3.   CERTIFICATIONS BY ACCESS PERSONS

               Each Access Person must certify at the time of hire and annually thereafter (within the timeframe established by Compliance) that he or she has read and understood the Code of Ethics, as revised (if applicable), and has complied and will comply with its provisions. In addition, upon any revision to the Code of Ethics, each Access Person must certify that he or she has read the Code, as revised, and understands and agrees to comply with its provisions.

          4. REPORTS TO MANAGEMENT AND TRUSTEES OF REGISTERED INVESTMENT COMPANY CLIENTS

               At least annually, the CCO shall submit to the Parametric Enterprise Management Committee ("EMC") and upon request the Board of Trustees of Registered Investment Company Clients a written report that (i) describes any issues arising under this Code since the last report to the EMC and/or the Board, including information about material violations and the sanctions imposed in response to material violations, and (ii) certifies that Parametric has adopted procedures reasonably necessary to prevent Access Persons from violating this Code.

          5.   RECORDKEEPING REQUIREMENTS

               Parametric shall maintain the following records at its principal place of business in an easily accessible place and make these records available to the Securities and Exchange


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

               Commission ("SEC") or any presentative of the SEC at any time and from time to time for reasonable periodic, special or other examination:

                    o Copies of the Parametric Code of Ethics currently in effect and in effect at any time within the past five years;

                    o A record of any violation of the Code of Ethics and of any action taken as a result of the violation, to be maintained for at least five years after the end of the fiscal year in which the violation occurred;

                    o Copies of Access Persons' Quarterly Transactions Reports and Initial and Annual Holdings Reports, to be maintained for at least five years after the end of the fiscal year in which the report is made or information provided;

                    o A record of any approval to acquire a Security in an Initial Public Offering or in a Private Placement with the reasons supporting the approval, for at least five years after the end of the fiscal year in which the approval is granted;

                    o A record of all Access Persons, currently and within the past five fiscal years, who are or were required to make reports referred to in section III. C. 6 - Reporting Requirements;

                    o    Copies of each certification referred to in paragraph
                         3 of this Administration section made by a person who currently is, or in the past five years was, subject to this Code, to be maintained for at least five years after the fiscal year in which the certification was made; and

                    o Copies of each report referred to in paragraph 4 of this Administration section above, to be maintained for at least five years after the end of the fiscal year in which it was made.

          6.   CONFIDENTIALITY

               All reports and other documents and information supplied by any Access Person in accordance with the requirements of this Code shall be treated as confidential, but are subject to review as provided herein by Compliance, by senior management of Parametric, representatives of the SEC, or otherwise as required by law, regulation, or court order.

E.   VIOLATIONS AND SANCTIONS

Any Access Person of Parametric who violates any provision of this Code may be subject to sanction, including, but not limited to, censure, a temporary or permanent ban on personal securities trading, disgorgement of any profit or taking of any loss, fines, and suspension or termination of employment. Each sanction shall be approved by the CCO. In the event the CCO violates any provisions of this Code, the CEO shall recommend the sanction to be imposed for approval by the EMC and the CCO of Eaton Vance.

In adopting and approving this Code of Ethics, Parametric does not intend that a violation of this Code of Ethics necessarily is or should be considered to be a violation of Rule 204A-1 of the Investment Advisers Act or Rule 17j-1 under the Investment Company Act.

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